UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 6, 2014

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 6, 2014, Veeco Instruments Inc. (“Veeco” or the “Company”) issued a press release announcing that Shubham Maheshwari, age 42, had been appointed as Executive Vice President, Finance and Chief Financial Officer, succeeding David D. Glass, who announced his retirement from Veeco in December, 2013.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Mr. Maheshwari brings more than 20 years of experience in engineering and finance to Veeco.  He most recently served as Chief Financial Officer of OnCore, a global manufacturer of electronic products in the medical, aerospace, defense and industrial markets.  Prior to this role, he held various finance roles including Senior Vice President Finance, Treasury, Tax and Investor Relations at Spansion, a global leader in Flash memory based embedded system solutions. Mr. Maheshwari helped lead Spansion’s emergence from bankruptcy to become a  successful public company. Prior to Spansion, he spent over ten years at KLA-Tencor, a global semiconductor capital equipment manufacturing company, in various senior level corporate development and finance roles, including Vice President of Corporate Development and Corporate Controller. During his tenure at KLA-Tencor, he worked on over $1 billion in acquisition transactions.  He holds a B.S. in Chemical Engineering from the Indian Institute of Technology in Delhi, India, an M.S. in Chemical Engineering from Kansas State University, and an MBA from the Wharton Business School, University of Pennsylvania.

In connection with the appointment, Veeco entered into an agreement with Mr. Maheshwari, effective May 6, 2014.  The agreement provides:

•                 Mr. Maheshwari will be paid an annual base salary of $400,000.  He will be eligible to participate in a performance-based management bonus plan, with a target bonus of 70% of base salary; amounts payable under the plan will be pro-rated to reflect his actual start date for his first year of service.  Awards under the Plan will be based on measures of both corporate financial performance and individual goals and objectives.

•                 Effective upon the first business day of the month following the commencement of his employment (the “Grant Date”), Mr. Maheshwari shall be granted the following awards under Veeco’s 2010 Stock Incentive Plan, as amended:

•                  A restricted stock award in the amount of 27,000 shares of Veeco Common Stock.  The restrictions on these shares will lapse over four years with one third of the total award vesting on each anniversary of the Grant Date, beginning with the second anniversary.

•                  A stock option award to purchase 54,000 shares of Veeco Common Stock.  One third of these options shall become exercisable on each of the first three anniversaries of the Grant Date.

•                 Mr. Maheshwari will be paid a car allowance of $700 per month.

•                 Mr. Maheshwari will be eligible for relocation assistance to move him and his family from Palo Alto, California to the Long Island, New York area as well as a temporary living allowance to assist him with duplicate housing costs for up to the first six months of his employment with Veeco.

•                 Mr. Maheshwari will also be eligible for certain severance benefits in the event his employment is terminated by the Company without Cause or by him for Good Reason, including 18 months of salary continuation, in the event his employment is terminated during the initial two years of employment,  or 12 months of salary continuation, in the event his employment is terminated following the second anniversary of employment.  Mr.

Maheshwari will also be named as a participant in Veeco’s Senior Executive Change in Control Policy.

The form of Employment Agreement will be filed with the Commission in an upcoming filing.  Veeco has also entered into our standard form of indemnification agreement with Mr. Maheshwari on substantially the same terms as those entered into with our other executive officers.

Item 5.07              Submission of Matters to a Vote of Security Holders.

On May 6, 2014, Veeco held its 2014 annual meeting of stockholders.  The matters voted on at the meeting were:  (1) the election of two directors:  Gordon Hunter and Peter J. Simone; (2) an advisory vote on executive compensation; and (3) ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.  These matters are described in detail in the Company’s proxy statement for the meeting, which was filed with the Securities and Exchange Commission on March 20, 2014.

As of the record date for the meeting, there were 39,999,894 shares of common stock outstanding, each of which was entitled to one vote with respect to each of the matters voted on at the meeting.  Each of the directors up for reelection was reelected and each of the other matters was approved by the required number of votes on each such matter.  The terms of each of the following directors continued after the meeting:  Edward H. Braun, Richard A. D’Amore, Keith D. Jackson, Roger D. McDaniel and John R. Peeler.  The final voting results were as follows:

Matter	For	Withheld	Broker Non-votes
1. Election of Directors
(a) Gordon Hunter	29,769,423	2,646,014	2,504,809
(b) Peter J. Simone	32,002,125	413,312	2,504,809

Matter	For	Against	Abstained	Broker Non-votes
2. Approval of the advisory vote on executive compensation	21,979,585	10,094,795	341,057	2,504,809

Matter	For	Against	Abstained	Broker Non-votes
3. Ratification of the appointment of Ernst & Young LLP	34,558,249	320,667	41,330	0

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description
99.1	Press release issued by Veeco Instruments Inc. dated May 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

May 6, 2014	By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description
99.1	Press release issued by Veeco Instruments Inc. dated May 6, 2014